Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
October 27, 2005	CONTACT: Robert L. Schumacher
(276) 326-9000
First Community Bancshares Declares Increased Fourth Quarter Dividend
     Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that the board of directors declared a fourth quarter dividend of twenty-five and a half cents ($.255) to stockholders. The dividend represents an increase of 2.0% over the $.25 per share paid in the fourth quarter of 2004. The increase is indicative of continued strong earnings by the Company and its subsidiary bank, First Community Bank, N.A. The fourth quarter dividend is payable to stockholders of record December 1, 2005, and is expected to be paid on or about December 15, 2005.
     The 2005 dividend of $1.02 represents a yield of 3.5% based on recent First Community market prices. 2005 is the Company’s 15th consecutive year of regular dividend increases to stockholders. Earlier this year Mergent, a leading provider of global business and financial information, recognized the Company as a “Dividend Achiever.” The Dividend Achievers are U.S. companies that have increased dividends for at least ten consecutive years, and represent less than 3% of all publicly-traded U.S. companies paying dividends.
     First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $1.99 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-three full-service banking locations, six loan production offices, and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N.A. is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National Market under the symbol “FCBC.”
DISCLAIMER
     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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